Exhibit 99.1

NEWS RELEASE	Contact: Charles A. Post
For Immediate Release	SVP-Corporate Strategy and Capital Markets
November 4, 2003	(703) 273-7500

SUNRISE REPORTS THIRD-QUARTER 2003 EPS OF $0.74

17 Percent Earnings Per Share Growth Driven by Higher Management Services Revenue

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported third-quarter earnings per share of $0.74 per share (diluted), a 17 percent increase over third-quarter 2002 results of $0.63 per share. Third-quarter 2003 earnings excluding income from property sales ($20 million or $0.52 per share) and one-time transition expenses associated with the Marriott Senior Living transaction ($4 million or $0.11 per share), more than doubled to $0.33 per share, compared to third-quarter 2002 earnings excluding income from property sales ($20 million or $0.47 per share) of $0.16 per share (there were no transition expenses in the second quarter of 2002). The $4 million of third-quarter transition expenses were approximately $1 million or $0.03 per share lower than anticipated and accounted for the earnings per share results exceeding the Company’s third-quarter 2003 guidance range of $0.70 to $0.72 per share. Sunrise believes earnings per share excluding income from property sales and transition expenses is a helpful measure in understanding its operating results in light of the Company’s management services transformation and the non-recurring nature of the transition expenses.

     Revenues for the third quarter rose 172 percent to $353.3 million from $130.1 million in the same quarter of 2002. Net income for the third quarter of 2003 increased by 11 percent to $17.1 million, compared to $15.4 million for the third quarter of 2002.

     Third-quarter 2003 results were primarily driven by a $184.9 million increase in management and contract services revenue, partially offset by a corresponding $163.9 million increase in management and contract services expense. The increase in management and contract services revenues was primarily due to a 161 percent increase in revenues under management, generated by growth in Sunrise’s operating portfolio as a result of the Marriott Senior Living acquisition, new community openings and other new management business. Third-quarter earnings per share results also reflect the impact of the Company’s share repurchase program, which resulted in a 6.2 percent decrease in the diluted share count.

     “During the quarter, we increased revenues under management to a run-rate in excess of $1.6 billion, improved occupancy, completed $252 million of sale/long-term manage back transactions and improved the strength and flexibility of our balance sheet,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “Since income from property sales was flat over the third quarter of 2002, virtually all of our revenue and earnings growth was driven by our management services business. We are pleased with our financial performance for the quarter. We have built a solid platform for strong, continued growth and are excited about serving a growing number of seniors through new locations and added services.”

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     Portfolio Growth

     In the third quarter of 2003, Sunrise opened four communities developed by Sunrise. Three of the newly developed communities are owned by Sunrise joint ventures and one is wholly owned by Sunrise.

     As of September 30, 2003, Sunrise operated 347 open communities. Sunrise owned 100 percent of 37 communities, leased 29 communities, had a minority ownership position in another 117 communities and operated 164 communities for third-party owners, in which Sunrise has no ownership position.

     At the end of the third quarter of 2003, Sunrise had 19 communities under construction that are expected to open over the next four quarters. Of those openings, 13 are in joint ventures, four are currently expected to be consolidated and two will be wholly owned by a third party (a schedule of openings by quarter is provided in Sunrise’s supplemental disclosure).

     Following the end of the third quarter of 2003, Sunrise announced an agreement to become the long-term manager of 22 EdenCare Senior Living Services (“EdenCare”) communities (approximately 2,000 resident capacity), located in the southern United States. Sunrise expects to assume management and begin earning management fees by the end of November 2003. Sunrise will have no ownership interest in the communities, which currently generate approximately $50 million in annual revenues at a 75 percent occupancy level.

     During the third quarter of 2003, Sunrise “At-Home” Assisted Living expanded its services into the Atlanta metropolitan area. Sunrise “At-Home” Assisted Living now provides home-based senior care services to the Washington, D.C., Boston, Long Island, Philadelphia and Atlanta areas. Sunrise “At- Home” Assisted Living offers seniors a personalized program of home care and homemaker services as well as medication assistance and Lifeline™ by Sunrise, a reliable 24-hour emergency response service. The “At-Home” Assisted Living program is ideal for seniors who require some assistance, but do not wish to move from their home.

     Operational Highlights

     As a result of revenue increases and continued growth in Sunrise’s operating portfolio, primarily due to the Marriott Senior Living acquisition, revenues under management increased 161 percent to $405.2 million in the third quarter of 2003 from $155.3 million in the third quarter of 2002. Revenues under management include revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise.

     During the third quarter of 2003, Sunrise had 144 communities (11,588 resident capacity) that were classified as “same-store” owned communities. Third-quarter 2003 revenue for this portfolio increased 6.3 percent over the third quarter of 2002 as a result of a 4.8 percent increase in average daily rate ($127.22 compared to $121.44) and a 1.4 percent increase in occupancy (90.9 percent compared to 89.6 percent). Operating expenses for this portfolio increased 9.8 percent in the third quarter of 2003 over the year earlier period primarily as a result of increased insurance and labor benefit expense.

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     “We continue to generate strong revenue growth in our operating portfolio through solid increases in both occupancy and average daily rate. We believe this demonstrates the strength of our operating team, our commitment to resident-centered service and the growing demand by seniors and their families for high quality care and services,” said Sunrise President Thomas Newell. “We expect continued improvement in our same-store portfolio as revenue growth remains strong and expense growth moderates.”

     Financing and Capital Overview

     Sunrise ended the third quarter of 2003 with $181.5 million of cash and cash equivalents. Debt at the end of the third-quarter 2003 was $263 million, a $230.4 million or 46.7 percent decrease compared to $493.4 million at the end of the third quarter of 2002.

     During the third quarter of 2003, Sunrise completed sale/long-term manage back transactions for 21 consolidated communities valued at approximately $252 million. Sunrise also announced an agreement with CNL Retirement Properties, Inc. (“CNL”), to develop six senior living communities in the United States, including three currently under construction. In addition, during the third quarter of 2003, Sunrise was repaid approximately $75 million of notes receivable associated with a sale/long-term manage back transaction completed in June 2003.

     These transactions resulted in debt reduction of approximately $142 million and generated approximately $190 million of pre-tax proceeds ($95 million from the sale/long-term manage back transactions, $75 million from the repayment of notes receivable and $20 million from the reimbursement of development expenses associated with the development agreement with CNL).

     With the closing of these transactions and the termination of three leases associated with the Marriott Senior Living transaction, Sunrise has 66 remaining consolidated and majority owned communities. Since 29 of the communities are leased, Sunrise has 37 remaining operating communities (2,490 resident capacity) that are wholly owned. The 37 remaining wholly owned communities have a book value of approximately $283 million and secure $98 million of debt.

     During the third quarter of 2003, Sunrise closed a $200 million corporate credit facility (no amounts currently outstanding). The facility has an initial term of three years with an extension option. The facility is not secured by real estate and replaces Sunrise’s existing $265 million syndicated revolving credit facility, which was primarily used for construction of wholly owned senior living properties.

     “With our cash balances at their highest levels, debt at the lowest levels since the first quarter of 1997 and a virtually unused $200 million line of credit, our balance sheet clearly reflects the benefits of our management services transformation,” said Newell. “Our cash position, cash generated from operations and credit availability puts us in a strong position to expand our business.”

     Repurchase Program

     Sunrise has completed approximately $104 million of its $150 million repurchase program (3.9 million shares at an average price of $25.41 and $5 million of the Company’s 5.25 percent convertible subordinated notes), leaving an additional $46 million of availability through May 2004.

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     Outlook and Earnings

     Quarterly guidance for the fourth quarter of 2003 is $0.66 to $0.68 per share. Fourth-quarter guidance includes $2 million ($0.05 per share) of transition expenses related to the Marriott Senior Living transaction. The transition expense estimate for the fourth quarter of 2003 has been increased by $1 million to reflect those expenses being incurred in the fourth quarter of 2003 rather than the third quarter of 2003 and fourth-quarter 2003 guidance has been revised accordingly. Income from property sales is expected to be approximately $11 million ($0.30 per share) in the fourth quarter of 2003, based on meeting certain operating and financing contingencies. Excluding estimated income from property sales and transition expenses, Sunrise expects earnings per share to be approximately $0.41 to $0.43 in the fourth quarter of 2003.

     Based on year-to-date results and fourth-quarter 2003 guidance, Sunrise expects earnings per share in 2003 to be in the $2.63 to $2.65 per share range, an 18 percent to 19 percent increase over 2002 results, which included $4.1 million or $0.10 per share of expenses associated with the early redemption of its 5.5 percent convertible notes. Sunrise expects earnings per share in 2003, excluding income from property sales (approximately $74 million or $1.86 per share) and transition expenses (approximately $11 million or $0.28 per share), to be approximately $1.06 per share.

     For 2004, Sunrise expects earnings per share, excluding income from property sales (no transition expenses are expected in 2004), to be in the $1.55 to $1.65 per share range, which would represent growth of 46 percent to 56 percent over the comparable estimate of $1.06 per share for 2003. The estimated earnings per share growth is being driven by higher management fees and pre-tax income from Sunrise’s existing portfolio of owned and managed communities, expansion of the Company’s operating portfolio through new construction and new third-party management contracts, a full year of benefit from the Marriott Senior Living transaction and the redeployment of proceeds from the Company’s sale/long-term manage back program. In 2004, Sunrise expects to recognize approximately $25 million ($0.65 per share) of income from property sales for transactions completed in 2003. Sunrise plans to continue its sale/long-term manage back program. Sunrise’s guidance does not assume any additional sale/long-term manage back transactions in 2004. Additional income from sales guidance will be provided upon announcement of any potential transactions.

     Conference Call Information

     Sunrise will host a conference call on Tuesday, November 4, 2003, at 10:00 a.m. EST when Paul Klaassen, chairman and chief executive officer; Thomas Newell, president and Larry Hulse, chief financial officer, will discuss the Company’s third-quarter 2003 financial results. The call-in number is (703) 871-3625 (no password required). Those interested may also go to the Company’s updated Web site at www.sunriseseniorliving.com, enter the investor relations section and click on the broadcast icon to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (703) 925-2533 (pass code: 288082). The call will be available from 1:00 p.m. EST, November 4 through 11:59 p.m. EST, November 12. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the investor relations section.

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     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.- based Company, which employs more than 30,000 people, has over 360 senior living communities either open or under construction in the United States, United Kingdom and Canada with a combined resident capacity of more than 40,000. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer’s and other forms of memory loss and nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.

Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to execute on its sale/manage back program, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Jamison Gosselin, manager, External Communications at (703) 744-1841.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$181,539	$173,119
Accounts receivable, net	48,047	21,648
Notes receivable — affiliates	23,308	10,180
Deferred income taxes	3,399	15,873
Prepaid expenses and other current assets	37,478	33,566

Total current assets	293,771	254,386
Property and equipment, net	407,416	299,683
Properties held for sale	—	337,233
Notes receivable — affiliate	42,402	77,112
Management contracts and leaseholds, net	83,340	12,140
Costs in excess of assets acquired, net	107,544	32,749
Investments in unconsolidated senior living properties	68,971	64,375
Investments	5,610	5,610
Other assets	43,079	32,863

Total assets	$1,052,133	$1,116,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,533	$5,082
Accrued expenses and other current liabilities	130,299	42,934
Deferred revenue	45,356	37,316
Current maturities of long-term debt	23,598	29,415

Total current liabilities	207,786	114,747
Long-term debt, less current maturities	239,429	427,554
Investments in unconsolidated senior living properties	3,136	2,901
Deferred income taxes	106,302	96,112
Other long-term liabilities	17,289	7,158

Total liabilities	573,942	648,472
Minority interests	1,421	1,861
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,808,599 and 22,343,815 shares issued and outstanding in 2003 and 2002	208	223
Additional paid-in capital	276,544	312,952
Retained earnings	205,684	158,931
Deferred compensation — restricted stock	(7,010)	(3,333)
Accumulated other comprehensive income (loss)	1,344	(2,955)

Total stockholders’ equity	476,770	465,818

Total liabilities and stockholders’ equity	$1,052,133	$1,116,151

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended in Sept.		Nine Months Ended in Sept.
	2003	2002	2003	2002

Operating revenue:
Management and contract services	$233,377	$48,464	$504,758	$125,776
Resident fees	99,658	61,505	256,593	187,891
Income from property sales	20,276	20,088	63,184	47,393

Total operating revenue	353,311	130,057	824,535	361,060

Operating expenses:
Management and contract services	203,027	39,080	440,957	99,184
Facility operating	74,168	40,924	188,911	126,087
Development and pre-opening	6,594	3,091	13,737	7,934
General and administrative	21,451	9,480	54,420	26,615
Depreciation and amortization	4,716	5,835	11,384	19,403
Facility lease	11,585	2,075	26,912	6,294

Total operating expenses	321,541	100,485	736,321	285,517

Income from operations	31,770	29,572	88,214	75,543

Interest income (expense):
Interest income	2,307	2,705	7,136	8,575
Interest expense	(7,692)	(7,768)	(22,304)	(28,970)

Total interest expense	(5,385)	(5,063)	(15,168)	(20,395)

Equity in earnings of unconsolidated senior living properties	724	359	929	405
Minority interests	(338)	(30)	(922)	(175)

Income before income taxes	26,771	24,838	73,053	55,378
Provision for income taxes	(9,638)	(9,438)	(26,299)	(21,044)

Net income	$17,133	$15,400	$46,754	$34,334

Net income per common share data:

Basic

Basic net income per common share	$0.82	$0.69	$2.16	$1.53

Basic weighted-average shares outstanding	20,781	22,419	21,636	22,428

Diluted

Diluted net income	$18,299	$16,531	$50,217	$37,822

Diluted net income per common share	$0.74	$0.63	$1.96	$1.42

Diluted weighted-average shares outstanding	24,792	26,440	25,624	26,716

Sunrise Senior Living
Supplemental Information
As of September 2003
($ in millions except average daily rate and per share data)

	Communities		Resident Capacity
	Q3 02	Q3 03	Q3 02	Q3 03
Community Data
Communities managed for third party owners	28	164	2,322	21,532
Communities in joint ventures	87	117	7,481	10,330
Communities consolidated	91	66	6,588	8,551

Total communities operated	206	347	16,391	40,413

Percentage of Total Operating Portfolio
Assisted Living			93%	67%
Independent Living			7%	23%
Skilled Nursing			—	10%

Total			100%	100%

Selected Operating Results
	Q3 02	Q3 03
I. Total Operating Portfolio
Number of communities	206	347
Resident capacity	16,391	40,413
Occupancy	83.83%	86.16%

II. Same-Store Owned Portfolio Operating Results (1)	Q3 02	Q3 03	% Change

Number of communities	144	144	—
Resident capacity	11,588	11,588	—
Revenue	$117.79	$125.26	6.3%
Facility operating expense (2)	$68.76	$75.48	9.8%
Occupancy	89.64%	90.93%	1.4%
Average daily rate (3)	$121.44	$127.22	4.8%

III. Selected Total Portfolio Operating Results (4)

Total revenues of communities under management	$155.3	$405.2
Total G&A expenses as a percentage of total revenues of communities under management	6.10%	5.26%
Total G&A expenses, excluding transition expenses, as a percentage of total revenues of communities under management (5)	6.10%	4.34%

Other Information
Consolidated Debt
Fixed principal amount	$370.4	$189.9
Fixed weighted average rate	6.73%	4.95%
Variable principal amount	$123.0	$73.1
Variable weighted average rate	4.30%	3.97%
Total debt	$493.4	$263.0
Total weighted average rate	6.12%	4.68%

Sunrise Senior Living
Supplemental Information (continued)
As of September 2003
($ in millions except average daily rate and per share data)

	Q3 02	Q3 03

Development Information
Construction in progress	$117.8	$78.2
Capitalized interest	$1.2	$0.9
Capital expenditure	$39.4	$34.0
Pre-tax start-up losses (6)	$(2.5)	$(0.5)
Development and pre-opening expense	$(3.1)	$(6.6)
Number of Development Communities to be Opened (Resident Capacity)

	Q4 03		Q1 04		Q2 04		Q3 04

Consolidated communities		—		—	2	(110)	2	(181)
Joint venture communities	5	(405)	4	(368)	1	(94)	3	(263)
Managed communities	1	(71)		—		—	1	(87)

Notes

(1)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the third quarter of 2003 and 2002. This includes consolidated and joint venture communities.

(2)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.

(3)	Average daily rate excludes community fees.

(4)	Includes all revenues for communities operated by Sunrise.

(5)	G&A expenses used in this calculation exclude transition expenses of $4 million and $0 for the three months ended September 30, 2003 and 2002, respectively. In light of the one-time transition expenses associated with the Marriott Senior Living Services transaction, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues.

(6)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.